EXECUTION VERSION

CONFIDENTIAL
PURCHASE AGREEMENT

dated as of

February 15, 2016

between

SUMITOMO METAL MINING AMERICA INC.,
SUMITOMO METAL MINING CO., LTD.
FREEPORT-MCMORAN MORENCI INC.,
FREEPORT MINERALS CORPORATION,
and
FREEPORT-MCMORAN INC.

TABLE OF CONTENTS

			Page
ARTICLE I
DEFINITIONS

Section	1.01.	Definitions	2
Section	1.02.	Other Definitional and Interpretative Provisions	11
Section	1.03.	Knowledge	12

ARTICLE 2
PURCHASE AND SALE

Section	2.01.	Purchase, Sale and Assumption	12
Section	2.02.	Purchase Price; Allocation of Purchase Price	12
Section	2.03.	Closing	13
Section	2.04.	Manner of Transfers	14
Section	2.05.	Affiliate Acquisitions	15

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER GUARANTORS

Section	3.01.	Corporate Existence and Power	15
Section	3.02.	Corporate Authorization	15
Section	3.03.	Governmental Authorization	16
Section	3.04.	Noncontravention	16
Section	3.05.	Litigation	16
Section	3.06.	Absence of Certain Changes	17
Section	3.07.	Compliance with Laws and Court Orders	17
Section	3.08.	Sufficiency of Assets	17
Section	3.09.	Intellectual Property	17
Section	3.10.	Environmental Law Matters	18
Section	3.11.	Taxes	19
Section	3.12.	Tax Status	20
Section	3.13.	Purchased Interest	20
Section	3.14.	Title and Ownership of Property	20
Section	3.15.	Additional Real Property Representations	21
Section	3.16	Financial Statements	22
Section	3.17	Absence of Undisclosed Liabilities	22
Section	3.18.	Reserve Estimate	22
Section	3.19.	Labor and Benefit Matters	22
Section	3.20.	Finders' Fees	23
Section	3.21.	Solvency	23

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Section	3.22.	Insurance	23
Section	3.23.	Compliance	23
Section	3.24.	Operating Agreement	23
Section	3.25.	No Additional Representation or Warranties	23

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER GUARANTOR AND NEW
PARTICIPANT

Section	4.01.	Corporate Existence and Power	24
Section	4.02.	Corporate Authorization	24
Section	4.03.	Governmental Authorization	25
Section	4.04.	Noncontravention	25
Section	4.05.	Litigation	26
Section	4.06.	Finders' Fees	26
Section	4.07.	Financing	26
Section	4.08.	No Additional Representations or Warranties	26

ARTICLE 5
COVENANTS OF BUYER AND SELLER

Section	5.01.	Reasonable Best Efforts; Further Assurance	27
Section	5.02.	Certain Filings; Other Actions	28
Section	5.03.	Public Announcements	30
Section	5.04.	Transfer Taxes	30
Section	5.05.	Notices of Certain Events	30
Section	5.06.	Confidentiality	30
Section	5.07.	Access and Information	30
Section	5.08.	Conduct of Business	32
Section	5.09	Insurance	32
Section	5.10.	Title Commitment	32
Section	5.11.	Taxation	32

ARTICLE 6
CONDITIONS TO CLOSING

Section	6.01.	Conditions to Obligations of Buyer and Seller	32
Section	6.02.	Conditions to Obligation of Buyer	33
Section	6.03.	Conditions to Obligation of Seller	34

ARTICLE 7
SURVIVAL; INDEMNIFICATION

Section	7.01.	Survival	34
Section	7.02.	Indemnification	35

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Section	7.03.	Third Party Claim Procedures	36
Section	7.04.	Direct Claim Procedures	38
Section	7.05.	Environmental Procedures	38
Section	7.06.	Calculation of Damages	38
Section	7.07.	Assignment of Claims	39
Section	7.08.	Exclusivity	39
Section	7.09	Payments	40

ARTICLE 8
TERMINATION
Section	8.01.	Grounds for Termination	40
Section	8.02.	Effect of Termination	41

ARTICLE 9
MISCELLANEOUS

Section	9.01.	Notices	41
Section	9.02.	Amendments and Waivers	43
Section	9.03.	Expenses	43
Section	9.04.	Successors and Assigns	43
Section	9.05.	Governing Law	43
Section	9.06.	Jurisdiction	43
Section	9.07.	WAIVER OF JURY TRIAL	44
Section	9.08.	Counterparts; Effectiveness; Third Party Beneficiaries	44
Section	9.09.	Entire Agreement	45
Section	9.10.	Bulk Sales Laws	45
Section	9.11.	Severability	45
Section	9.12.	Buyer and Seller Disclosure Schedules	45
Section	9.13.	Specific Performance	46
Section	9.14.	Fulfillment of Obligations	46
Section	9.15.	Seller Guarantee	46
Section	9.16.	Buyer Guarantee	47

EXHIBIT A		Operating Agreement Amendment Provisions
EXHIBIT B		Form of Amended and Restated Principals' Agreement
EXHIBIT C		Form of Deed of Trust Creating Operator's/Participant's Lien;
Form of Deed of Trust Amendment to Operator's/Participant's Lien; Form of
Deed of Trust Release and Conveyance for Put/Call
EXHIBIT D		Form of Assignment and Assumption Agreement
EXHIBIT E		Form of Bill of Sale
EXHIBIT F		Form of Special Warranty Deed
EXHIBIT G		Form of Quitclaim Deed, License and Easement Agreement
EXHIBIT H		Form of Amendment to Declaration of Covenants, Conditions and
Restrictions and Memorandum of Operating Agreement

iii

PURCHASE AGREEMENT
PURCHASE AGREEMENT (this “Agreement”) dated as of February 15, 2016 between Sumitomo Metal Mining America Inc., a Delaware corporation (“Buyer”), Sumitomo Metal Mining Co., Ltd., a Japanese corporation (“Buyer Guarantor”), Freeport-McMoRan Morenci Inc., a Delaware corporation (f/k/a Phelps Dodge Morenci, Inc.) (“Seller”), Freeport Minerals Corporation, a Delaware corporation (f/k/a/ Freeport-McMoRan Corporation, successor by merger to Freeport-McMoRan Corporation, a New York corporation formerly known as Phelps Dodge Corporation) (“FMC”), Freeport-McMoRan Inc., a Delaware corporation (“FCX” and, each of FCX and FMC, a “Seller Guarantor” and together the “Seller Guarantors”).
W I T N E S S E T H :
WHEREAS, Seller and Sumitomo Metal Mining Arizona, Inc. (“Sumitomo Arizona”) jointly conduct the Business pursuant to that certain Operating Agreement dated as of February 7, 1986 among Sumitomo Arizona, Seller and FMC (the “Operating Agreement”);
WHEREAS, as of the date hereof, Seller owns an 85% undivided interest in the Venture Property (as defined below);
WHEREAS, Buyer desires to purchase a 13% undivided interest in the Venture Property (the “Purchased Interest”) and, subject to the terms and conditions of this Agreement, shall assume 13% of the Venture Obligations as set forth in the Operating Agreement (the “Assumed Obligations”), and Seller desires to sell the Purchased Interest and transfer the Assumed Obligations to Buyer, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, at the Closing, the New Participant, Seller and Sumitomo Arizona intend to enter into an Amended and Restated Operating Agreement (the “Amended and Restated Operating Agreement”);
WHEREAS, at the Closing, Buyer Guarantor and FMC intend to enter into an amended and restated Principals’ Agreement in the form attached hereto as Exhibit B (the “Amended and Restated Principals’ Agreement”);
WHEREAS, at the Closing, each of Seller, the New Participant and Sumitomo Arizona intend to enter into deeds of trust or amendments in the form attached hereto as Exhibit C to create or amend an operator’s or participant’s lien or to release the put/call lien, as applicable, under the Operating Agreement (the “Operating Agreement Deeds of Trust and Release”);
WHEREAS, each Seller Guarantor wishes to guarantee the obligations of Seller under this Agreement;

WHEREAS, Buyer Guarantor wishes to guarantee the obligations of Buyer under this Agreement; and
WHEREAS, prior to the date hereof, Buyer has obtained the written waiver and consent of Sumitomo Arizona for the purposes of the Operating Agreement, in order to enter into this Agreement, and for the Amended and Restated Operating Agreement and related documents and to consummate the transactions contemplated hereby and thereby;
NOW, THEREFORE, the parties hereto agree as follows:
Article 1
DEFINITIONS
Section 1.01    . Definitions. As used herein, the following terms have the following meanings:
“Accounting Referee” shall have the meaning set forth in Section 2.02(c).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided that, Sumitomo Arizona shall not be considered an Affiliate of any party. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Allocation Statement” shall have the meaning set forth in Section 2.02(c).
“Alternate Buyer” has the meaning set forth in Section 2.05.
“Amended and Restated Operating Agreement” shall have the meaning set forth in the recitals hereto.
“Amended and Restated Principals’ Agreement” shall have the meaning set forth in the recitals hereto.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other similar laws, rules and regulations in the United States, and (b) any applicable non-U.S. anti-corruption and anti-bribery laws, rules and regulations.

“Anti-Money Laundering Laws” means (a) all U.S. anti-money laundering laws, rules and regulations, and (b) any applicable non-U.S. anti-money laundering laws, rules and regulations.
“Applicable Transfer” means any (a) direct transfer of any percentage interest (or fraction thereof) in the Venture Property, or (b) indirect transfer (an “Indirect Transfer”) of any percentage interest (or fraction thereof) in the Venture Property (the “Sold Interest”) other than where (i) the Sold Interest is being indirectly transferred as part of a bona fide commercial or corporate transaction involving the sale of other securities and or assets, (ii) the sale of the Sold Interest is not the primary purpose of such transaction, and (iii) the Sold Interest Value is less than a majority of the Total Transaction Value.
“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of February 5, 1986 between FMC (f/k/a Phelps Dodge Corporation) and Sumitomo Arizona.
“Assumed Obligations” shall have the meaning set forth in the recitals hereto.
“Business” shall mean all of the activities of the Venture conducted pursuant to or in accordance with the Operating Agreement as of the date hereof, including mining, milling and leaching of mineral bearing material, the production of copper and molybdenum concentrates, copper precipitates and electrowon copper cathode and the exploration, development and capital programs and other activities primarily incidental thereto, conducted by or for the Venture under the Operating Agreement.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Tokyo, Japan are authorized or required by Law to close.
“Business Intellectual Property” shall have the meaning set forth in Section 3.09(a).
“Business Personnel” shall have the meaning set forth in Section 3.19.
“Buyer” shall have the meaning set forth in the preamble hereto.
“Buyer Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Buyer to Seller.
“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 4.01, 4.02 and 4.06.
“Buyer Guarantor” shall have the meaning set forth in the preamble hereto.

“Claim Notice” shall have the meaning set forth in Section 7.03(a)
“Closing” shall have the meaning set forth in Section 2.03.
“Closing Date” means the date of the Closing.
“Closing Satisfaction Date” shall have the meaning set forth in Section 2.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Controlled Group Liability” means all liabilities (a) under Title IV of ERISA, (b) under section 302 of ERISA, (c) under sections 412 and 4971 of the Code, (d) in respect of any “multiemployer plan” within the meaning of ERISA sections 3(37) and 4001(a)(3), (e) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code and (f) in each case, any analogous or similar provisions of foreign Law.
“Damages” shall have the meaning set forth in Section 7.02(a).
“Deductible Amount” shall have the meaning set forth in Section 7.02(a).
“Economic Sanctions” means any sanctions administered or enforced by (a) the U.S. government (including the U.S. Department of Treasury Office of Foreign Asset Control (OFAC) or the U.S. Department of State), or (b) any applicable non-U.S. sanctions administered by other relevant sanctions authorities.
“End Date” shall have the meaning set forth in Section 8.01(b).
“Environmental Laws” means any Laws concerning (a) the protection of the environment (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or contamination in structures) or human health and safety as it relates to any Hazardous Substance, (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or waste material or (c) noise, odor and mine closure and decommissioning, including (i) The Resource Conservation and Recovery Act, 42 U.S.C. § 6901, (ii) The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, (iii) The Superfund Amendments and Reauthorization Act of 1986, (iv) The Clean Air Act, 42 U.S.C. § 7401, (v) The Clean Water Act, 33 U.S.C. § 1251, (vi) The Safe Drinking Water Act, 42 U.S.C. § 300f, (vii) The Toxic Substances Control Act, 15 U.S.C. § 2601, (viii) The Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., (ix) The National Environmental Policy Act of 1969, (x) applicable federal and state mining laws to the extent concerning environmental protection, or health and safety as it relates to any Hazardous Substance, and (xi) any other applicable analogous federal, state, or local laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is, or at any applicable time was, a corporation or trade or business (whether or not incorporated) under common control or treated as a single employer within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
“FCX” shall have the meaning set forth in the Preamble.
“FMC” shall have the meaning set forth in the Preamble.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or other governmental or quasi-governmental entity with competent jurisdiction, other than, in the case of Buyer, any such entity in its capacity as a provider of financing for the Purchase Price.
“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise regulated as harmful to the environment or human health (as a result of exposure thereto) under Laws or is otherwise regulated as such by a relevant Governmental Authority, including any waste material, acid mine drainage, tailings, waste rock, petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and lead-containing products.
“Historical Financial Statements” shall have the meaning set forth in Section 3.16.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Party” shall have the meaning set forth in Section 7.02(a).
“Indemnifying Party” shall have the meaning set forth in Section 7.03.
“Indirect Transfer” shall have the meaning given in the definition of Applicable Transfer.

“Intellectual Property Right” means any (a) trademark, service mark, trade name, logo, Internet domain name, and any registrations and applications for registration of the foregoing, including the goodwill associated therewith and symbolized thereby, (b) invention, patent and patent application (including all reissues, divisionals, continuations and extensions), (c) copyright, including copyrights in computer software, and registrations and applications for registration thereof, (d) trade secrets, know-how, and other confidential and proprietary information, (e) mask work rights, or (f) any other proprietary right or intellectual property right.
“Law” means any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended unless expressly specified otherwise, that is binding upon, applicable to or relating to the applicable Person, the Purchased Interest, the Venture Property, the Business or the Venture.
“Leased Real Property” means all Venture Property that is leased real property.
“Lien” means, with respect to any right, property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, option, security interest, encumbrance, other restriction or third party right of any kind, including any right of first refusal or restriction on voting, or other adverse claim of any kind in respect of such right, property or asset.
“Lower Price” shall have the meaning set forth in Section 2.02(b).
“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Business, taken as a whole, excluding any effect resulting from:
(a)    changes in generally accepted accounting principles in the United States or changes in the regulatory accounting requirements applicable to any industry in which the Business operates;
(b)    changes in general international or national economic or political conditions;
(c)    changes (including changes of Law) generally affecting the industry in which the Business operates;
(d)    acts of war, sabotage or terrorism or natural disasters;

(e)    changes in any of the principal markets served by the Business generally or shortages or price changes with respect to raw materials, metals or products (including copper, gold, silver and molybdenum) used, produced or sold in connection with the Business;
(f)    any failure by the Business to meet internal or published projections, forecasts or revenue, synergy or earnings projections; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;
(g)    the announcement, negotiation or execution of this Agreement or compliance by Buyer or Seller with the terms of, or the taking of any action required by, this Agreement; provided that this clause (g) shall not include Seller’s obligation to take action as Operator in accordance with the Operating Agreement and to conduct the Business in the Ordinary Course of Business consistent with past practice and provided, further that this clause (g) shall be disregarded for the purposes of the representations and warranties set forth in Section 3.06 and, to the extent related to such representations and warranties, the condition specified in Section 6.02(b); and
(h)    any action taken (or omitted to be taken) at the express written request or with the express written permission of Buyer, except for any such action or omission which would result in a breach of the Operating Agreement provided that this clause (h) shall be disregarded for the purposes of the representations and warranties set forth in Section 3.06 and, to the extent related to such representations and warranties, the condition specified in Section 6.02(b);
provided, further, that, with respect to clauses (a), (b), (c), (d) and (e) of this definition, such change, event, circumstance or development does not (i) primarily relate only to (or have the effect primarily related only to) the Business or (ii) disproportionately adversely affect the Business compared to other companies or ventures of similar size operating in the industry in which the Business operates.
“New Participant” means the Buyer or, if the Buyer elects to assign its rights under this Agreement to an Alternate Buyer prior to Closing in accordance with Section 9.04, such Alternate Buyer.
“Notice Period” shall have the meaning set forth in Section 7.03(b).
“Operating Agreement” shall have the meaning set forth in the recitals hereto.
“Operator” shall have the meaning set forth in the Operating Agreement.

“Ordinary Course of Business” means the conduct of the Business in accordance with Seller’s normal day-to-day customs, practices and procedures as of the date hereof and in accordance with its role as Operator of the Business under the terms of the Operating Agreement.
“Owned Real Property” means all Venture Property that is owned real property (including patented mining claims).
“Participants” shall have the meaning set forth in the Operating Agreement.
“Permitted Liens” means:
(i)    non-consensual Liens created in the Ordinary Course of Business, which do not secure indebtedness for borrowed money and that are not, individually or in the aggregate, material in amount or effect on the Business or the Purchased Interest;
(j)    the Liens set forth on Schedule 1.01;
(k)    the Liens specifically reflected or specifically reserved on the financial statement for the year ended December 31, 2014 for the Business;
(l)    Liens for taxes, assessments and similar charges that are not yet delinquent or are being contested in good faith;
(m)    mechanic’s, workmen’s, warehousemen’s landlords’, materialman’s, carrier’s, repairer’s and other similar liens arising or incurred and maintained in the Ordinary Course of Business;
(n)    Liens incurred and maintained in the Ordinary Course of Business since December 31, 2014 and that are not, individually or in the aggregate, material in amount or effect on the Purchased Interest or Business;
(o)    other Liens which would not impair, individually or in the aggregate, in any material respect, the conduct of the Business, or the use or value of the Purchased Interest and that are not, individually or in the aggregate, material in amount or effect on the Business or the Purchased Interest;
(p)    (i) land use restrictions by Governmental Authorities and (ii) easements, rights-of-way, restrictions, easements for installations of public utilities and other similar encumbrances that would be shown by a current title report or other similar report affecting the Venture Property and which, individually or in the aggregate, do not materially adversely affect the value of the Venture Property or materially impair its use for the operation of the Business or the Venture; or
(q)    (i) any Lien or other matter disclosed in Schedule G to the Asset Purchase Agreement, and (ii) any lien or encumbrance first arising or created or permitted to exist since the Closing Date (as defined in the Asset Purchase Agreement) so long as such Lien was incurred or permitted to exist in compliance with the Operating Agreement (but excluding any Lien permitted by Section 14.2 of the Operating Agreement).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Potential Contributor” shall have the meaning set forth in Section 7.07.
“Process Agent” shall have the meaning set forth in Section 9.06(b).
“Purchase Price” shall have the meaning set forth in Section 2.02(a).
“Purchased Interest” shall have the meaning set forth in the recitals hereto. For the avoidance of doubt, references to the Purchased Interest shall include all rights, properties or assets within the Purchased Interest.
“Respective Share” shall have the meaning set forth in the Operating Agreement.
“Sanctioned Country” means a country or territory that is, or whose government is, the subject of comprehensive Economic Sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctions Lists” means OFAC’s list of Specially Designated Nationals and Blocked Persons or other U.S. sanctions lists, such as OFAC’s Foreign Sanctions Evaders List and Sectoral Sanctions Identifications List or any other applicable sanctions lists.
“Sanctions Target” means a Person that is, or is owned or controlled by a Person that is (a) the subject of any Economic Sanctions, including any Persons named on, or directly or indirectly controlled or owned by a Person named on, the Sanctions Lists, or (b) located, organized or resident in a Sanctioned Country.
“Seller” shall have the meaning set forth in the preamble hereto.
“Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.14(a) and (b)(i) and Section 3.20.
“Seller Guarantor” shall have the meaning set forth in the preamble hereto.
“Sold Interest” shall have the meaning set forth in the definition of Applicable Transfer.
“Sold Interest Value” means the fair market value of the Sold Interest, which shall be determined in accordance with the Valuation Mechanic.
“Sumitomo Arizona” shall have the meaning set forth in the recitals hereto.
“Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), or (b) liability for the payment of any amounts of the type described in (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.
“Third Party Claim” shall have the meaning set forth in Section 7.03(a).
“Third Party Sale Price Adjustment” shall have the meaning set forth in Section 2.02(b).
“Total Transaction Value” means the fair market value of all securities or assets transferred in an Indirect Transfer, which shall be determined in accordance with the Valuation Mechanic.
“Transfer” means to sell, convey, transfer, assign, sublease or deliver, as applicable.
“Valuation Mechanic” means that Seller and Buyer shall meet and confer and attempt to determine by mutual agreement the fair market value. If Seller and Buyer are unable to reach such agreement with a 30-Business Day period, the fair market value shall be determined by an internationally recognized investment banking firm jointly selected by Buyer and Seller. If Buyer and Seller are unable to mutually agree on an investment banking firm within five Business Days after the expiration of the 30-Business Day period, Buyer and Seller shall each choose an internationally recognized investment banking firm, and the two firms so chosen shall, in good faith, select a third investment banking firm, which investment banking firm shall determine the fair market value. If either Buyer or

Seller shall fail to select an investment banking firm within five Business Days of receipt of a notice specifying such failure from such other party, the other party may select an internationally recognized investment banking firm in its sole discretion, which investment banking firm shall determine the fair market value. Buyer and Seller shall instruct the investment banking firm so selected to furnish, within 15 Business Days following the selection of such firm, a written determination of the fair market value. In the absence of any agreement between Buyer and Seller, such investment banking firm shall be entitled to determine the procedures and methodologies to be followed in making this determination. The investment banking firm so selected shall act as an expert and not an arbitrator, and its determination of the value of such fair market consideration shall be final and binding on the parties. The costs of determining the fair market value, including the fees and expenses of such investment banking firms, shall be borne 50% by the Buyer and 50% by the Seller. Seller agrees to furnish to each investment banking firm such financial, business and other information as is reasonably necessary to allow it to evaluate the business, financial condition and results of operation of the Venture. Buyer and Seller shall be entitled to furnish to each investment banking firm such books, records, information and analyses as may be relevant to the determination.
“Venture” shall have the meaning set forth in the Operating Agreement.
“Venture Obligations” shall have the meaning set forth in the Operating Agreement.
“Venture Property” shall have the meaning set forth in the Operating Agreement. For the avoidance of doubt, Venture Property shall include the items listed on Schedule 2.01(a).
“Warranty Breach” shall have the meaning set forth in Section 7.02(a).
Section 1.02    . Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Laws.
Section 1.03    . Knowledge. As used herein, the phrase “to the knowledge” (a) of Seller shall be considered to be references to the knowledge of the individuals set forth on Schedule 1.03 of the Seller Disclosure Schedule (or any such individual’s successor) and (b) of Buyer shall be considered to be references to the knowledge of the individuals set forth on Schedule 1.03 of the Buyer Disclosure Schedule (or any such individual’s successor), in each case, after due inquiry.
ARTICLE 2
PURCHASE AND SALE
Section 2.01    . Purchase, Sale and Assumption. (a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to Transfer or cause to be Transferred, to Buyer at the Closing all of Seller’s right, title and interest in, to and under the Purchased Interest. The Purchased Interest shall be Transferred free and clear of all Liens, other than Permitted Liens.
(b)    Upon the terms and subject to the conditions of this Agreement, Buyer (or its permitted designee) agrees, effective at the time of the Closing, to assume all of the Assumed Obligations.
Section 2.02    . Purchase Price; Allocation of Purchase Price. (c) The purchase price for the Purchased Interest shall be an amount (the “Purchase Price”) equal to $1,000,000,000 minus the Third Party Sale Price Adjustment, if any. The Purchase Price shall be paid as provided in Section 2.03. The parties intend that Buyer’s purchase of the Purchased Interest be treated as an “applicable asset acquisition” within the meaning of Section 1060(c) of the Code.
(d)    In the event that at any time prior to the Closing, Seller or any of its Affiliates shall have entered into an agreement for an Applicable Transfer at a purchase price (such price not being adjusted to take into account any assumed obligations that are Venture Obligations) per one percent interest in the Venture

Property (the “Lower Price”) that is lower than $76,923,076.92, the Purchase Price shall be reduced in an amount (the “Third Party Sale Price Adjustment”) equal to (e) the difference between $76,923,076.92 and the Lower Price multiplied by (f) 13.
(g)    As promptly as practicable after the Closing, but not later than 60 days following Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Obligations, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Interest in accordance with Section 1060 of the Code. If within 20 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall no later than the fifth Business Day immediately following such 20-day period jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.
(h)    Seller and Buyer agree to (i) be bound by the Allocation Statement and (j) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with its U.S. federal income tax return for the taxable year that includes the date of the Closing).
(k)    Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each of Buyer and Seller shall deliver to the other party a copy of its Form 8594.
Section 2.03    . Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Interest and the assumption of the Assumed Obligations hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, as soon as possible after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (such date, the “Closing Satisfaction Date”) (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing). Unless Buyer and Seller agree otherwise, the Closing shall occur (i) no earlier than June 30, 2016 and (ii) no later than eight Business Days following the Closing Satisfaction Date. At the Closing:
(a)    Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller. The account shall be designated by Seller, by notice to Buyer, not later than five Business Days prior to the Closing Date;

(b)    the Amended and Restated Operating Agreement, which shall incorporate the changes attached hereto as Exhibit A, and the Operating Agreement Deeds of Trust and Release, shall be duly executed and delivered;
(c)    Buyer Guarantor and FMC shall duly execute and deliver the Amended and Restated Principals’ Agreement substantially in the form attached hereto as Exhibit B;
(d)    Buyer shall deliver to Seller a certificate, dated the Closing Date, signed by an authorized officer of Buyer pursuant to Section 6.03(c);
(e)    Seller shall deliver to Buyer a certificate, dated the Closing Date, signed by an authorized officer of Seller pursuant to Section 6.02(d);
(f)    Seller shall deliver to Buyer an unqualified bringdown of the opinion referred to in Schedule 1.01(z)(A);
(g)    Seller and Buyer shall deliver evidence, reasonably satisfactory to the other, that the approvals referred to in Schedule 3.03(a), Schedule 4.03(a) and Schedule 4.03(b) have been obtained;
(h)    Seller shall deliver a title commitment pursuant to Section 5.10;
(i)    Seller shall deliver insurance endorsements or insurance assignments to the extent then obtained pursuant to Section 5.09;
(j)    Seller shall file an amendment to that certain Declaration of Covenants, Conditions and Restrictions and Memorandum of Operating Agreement recorded on February 7, 1986 in Dkt. No. 154, Page 1/45 reflecting the Participant’s Respective Shares, giving effect to the transfer of the Purchased Interest, substantially in the form attached hereto as Exhibit H;
(k)    Seller shall deliver to Buyer a certification of non-foreign status in accordance with section 1.1445-2(b)(2) of the U.S. Treasury regulations; and
(l)    Seller shall execute, make and/or deliver, as applicable, the Assignment and Assumption Agreement (substantially in the form attached hereto as Exhibit D) and bills of sale (substantially in the form attached hereto as Exhibit E), special warranty deeds (substantially in the form attached hereto as Exhibit F), a quitclaim deed, license and easement agreement (substantially in the form attached hereto as Exhibit G), affidavits of value (if required), and other instruments of assignment and any other appropriate instruments of transfer, assignments, assumptions, filings or documents, in each case in form and substance reasonably satisfactory to Seller and Buyer and, where applicable, consistent with the forms of conveyance instruments attached hereto, as may be required or appropriate to give effect to this Agreement and to effect the Transfer of the Purchased Interest and to reflect Sumitomo Arizona’s ownership of a 15% undivided interest in the Venture Property;
Section 2.04    . Manner of Transfers. Seller shall Transfer the Purchased Interest to Buyer pursuant to this Agreement by the documents described in Section 2.03(l). Except to the extent that Buyer has waived the use of special warranty deeds, the Transfer of Owned Real Property shall be through special warranty deeds and not quitclaim deeds. All Transfers shall be subject to only the Permitted Liens on the Purchased Interest.
Section 2.05    . Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Buyer may, in accordance with Section 9.04, elect, at least 5 Business Days prior to Closing, to have the Transfer of all the Purchased Interest and the assumption of all Assumed Obligations pursuant to Section 2.01 made directly to and by a wholly-owned subsidiary of Buyer (an “Alternate Buyer”).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER GUARANTORS
Except as set forth in the Seller Disclosure Schedules, each of Seller (only with respect to itself) and, with respect to Sections 3.01, 3.02, 3.03 and 3.04, each Seller Guarantor (each, only with respect to itself), represents and warrants to Buyer that:
Section 3.01    . Corporate Existence and Power. Each of Seller and each Seller Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Seller and each Seller Guarantor has all corporate powers required to carry on its business as now conducted. Seller has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, materially impair or delay its ability to perform its obligations hereunder or under the Amended and Restated Operating Agreement. Each Seller Guarantor has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, materially impair or delay its ability to perform its obligations hereunder or, in the case of FMC only, under the Amended and Restated Principals’ Agreement.
Section 3.02    . Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Amended and Restated Operating Agreement and by each Seller Guarantor of this Agreement and the

Amended and Restated Principals’ Agreement, and the consummation of the transactions by each of Seller and each Seller Guarantor contemplated hereby and under such agreements are within its powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Seller and each Seller Guarantor, enforceable against each entity in accordance with its terms. The Amended and Restated Operating Agreement, when executed, will constitute a valid and binding agreement of Seller, enforceable against it in accordance with its terms. The Amended and Restated Principals’ Agreement, when executed, will constitute a valid and binding agreement of FMC, enforceable against it in accordance with its terms.
Section 3.03    . Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the Amended and Restated Operating Agreement and by each Seller Guarantor of this Agreement and the Amended and Restated Principals’ Agreement, and the consummation of the transactions by each of Seller and each Seller Guarantor contemplated hereby and under such agreements require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act or any similar foreign Law (each such applicable jurisdiction is referred to in Schedule 3.03(a)) and (b) any such action or filing as to which the failure to make or obtain would not reasonably be expected to impair in any material respect Seller’s or either Seller Guarantor’s ability to perform its obligations under this Agreement, the Amended and Restated Principals’ Agreement or the Amended and Restated Operating Agreement.
Section 3.04    . Noncontravention. The execution, delivery and performance by Seller of this Agreement and the Amended and Restated Operating Agreement and by each Seller Guarantor of this Agreement and by FMC of the Amended and Restated Principals’ Agreement and the consummation of the transactions by each of Seller and each Seller Guarantor contemplated hereby and under such agreements, as applicable, do not and will not (a) violate the certificate of incorporation or bylaws (or similar organizational documents) of Seller or either Seller Guarantor, (b) assuming compliance with the matters referred to in Section 3.03, violate any Law or authorization, approval, consent or waiver from a Governmental Authority or result in the creation of any non-Permitted Lien upon any right, property or asset in the Purchased Interest or (c) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Seller or either Seller Guarantor is entitled under any provision of any agreement or other instrument binding upon Seller or either Seller Guarantor (whether after the filing of notice or the lapse of time or both), with such exceptions, in the case of each of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair Seller’s or either Seller Guarantor’s ability to perform its obligations under this Agreement, the Amended and Restated Principals’ Agreement or the Amended and Restated Operating Agreement.
Section 3.05    . Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, the Business, the Venture Property or any Assumed Obligation before any arbitrator or any Governmental Authority which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.
Section 3.06    . Absence of Certain Changes. Since January 1, 2015, (a) the Business has been conducted in the Ordinary Course of Business consistent with past practices in all material respects and (b) there has not been any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.07    . Compliance with Laws and Court Orders. Since January 1, 2013, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the performance of Seller’s obligations under this Agreement (a) there has been no new or continuing violation of any Law relating to the Venture Property or the operation or conduct of the Business; (b) Seller (including in its capacity as Operator) has not received any, nor has knowledge of any, notices alleging any violation under any Law; (c) there are all authorizations, approvals, consents or waivers from Governmental Authorities necessary for the conduct of the Business as currently conducted; (d) Seller has not been charged with, is not in receipt of any notice or warning of, or to the knowledge of Seller, has not been under investigation with respect to, any failure or alleged failure to comply with Law or authorizations, approvals, consents or waivers from Governmental Authorities with respect to the Venture Property or the operation or conduct of the Business.
Section 3.08    . Sufficiency of Assets. Except as would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business, the Venture Property, together with the facilities and services to be provided pursuant to the Operating Agreement and the other facilities, employees, contractors, services, contracts, licenses and rights made available to the Business from time to time by Seller, Sumitomo Arizona and their respective Affiliates in the Ordinary Course of Business and consistent with past practice, and assuming receipt of the consents contemplated by Schedules 3.03(a), 3.04 and 4.03, are reasonably sufficient, immediately following the Closing, to conduct the Business in the Ordinary Course of Business.

Section 3.09    . Intellectual Property.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) to the knowledge of Seller, any and all Intellectual Property Rights that are owned by Seller and used in or necessary to the conduct of the Business (“Business Intellectual Property”) are subsisting and valid and enforceable, (c) as of the date hereof, Seller is not subject to any outstanding order, judgment, decree or agreement adversely affecting Seller’s use of the Business Intellectual Property, and (d) there has been no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened within the three years preceding the date of this Agreement against Seller concerning the ownership, validity, registrability or enforceability of any Business Intellectual Property.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of Seller, Seller owns all right, title and interest in, or otherwise has the right to use, pursuant to a valid and enforceable written license, all Intellectual Property Rights used in or necessary to the conduct of the Business as now conducted and planned to be conducted.
(f)    Except as set forth on Schedule 3.09(c), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (g) the operation of the Business does not infringe upon, misappropriate or otherwise violate any Intellectual Property Right of any Person, (h) to the knowledge of Seller, no Person is infringing upon, misappropriating or otherwise violating any Business Intellectual Property, (i) as of the date of this Agreement, Seller has not received from, or sent to, any Person in the past three years any written notice, charge, complaint, claim or other written assertion of any infringement or violation by, or misappropriation of, any Intellectual Property Right, and (j) as of the date of this Agreement, there are no pending, or threatened in writing, lawsuits, actions, suits, claims or other proceedings at law or in equity alleging that the operation of the Business infringes, misappropriates or otherwise violates any Intellectual Property Right of any Person.
Section 3.10    . Environmental Law Matters.
(a)    (b) Schedule 3.10(a) contains a true and complete list as of the date hereof of all material environmental (including mining) licenses, permits, and regulatory closure and decommissioning plans, each to the extent relating to Environmental Laws, of Seller pertaining to the Business or the Venture Property, together with the expiration dates thereof;
(c)    Except as disclosed on Schedule 3.10(b):

(i)    (d) no written notice, demand, claim, order, letter, request for information, allegation of violation, compliance order, citation, complaint or penalty has been received by Seller from any Person and (A) there are no judicial, administrative or other actions, suits, writs, injunctions, decrees, orders, judgments or proceedings pending or threatened, in the case of each of (A) and (B), which allege a material violation of, or any material liability under, any Environmental Law in connection with or affecting the Business or the Venture Property. To the knowledge of Seller, there is no threatened allegation of any material violation of or any material liability under any such Environmental Law;
(ii)    the Business and the Venture Property have (e) all environmental permits necessary for their operations to comply in all material respects with all applicable Environmental Laws and (f) have at all times in the past five years been in material compliance with all applicable Environmental Laws and environmental permits and, to the knowledge of Seller, there is no condition or circumstance that would reasonably be expected to give rise to material liabilities under any Environmental Law with respect to the Business;
(i)    there has been no material release, threatened release, contamination or disposal of Hazardous Substances at any third party property generated by the Business, Seller or any of its Affiliates (in connection with the Business or Venture Property) or any legally responsible predecessor corporation thereof, that has given or would reasonably be expected to give rise to liability under any Environmental Law for which the Business would incur material liability;
(ii)    no property currently or formerly owned or operated in connection with the Business or the Venture Property (including soils, groundwater, surface water, buildings and other structures) has been contaminated with any Hazardous Substance that would reasonably be expected to require any material investigation or remediation under any Environmental Laws;
(iii)    Seller or its Affiliates (in connection with the Business or Venture Property) is not a party to any indemnification or other agreement with any third party relating to the Business or the Venture Property which would reasonably be expected to result in any material liability under any Environmental Law; and
(iv)    to the knowledge of Seller, (g) no underground storage tanks exist on or under any Venture Property except as exist and have been operated and maintained materially in compliance with Environmental Laws, (h) there is no significant and substantial mining safety or health hazard, as defined by the Mine Safety and Health Administration, concerning the Business or with respect to the Venture Property; and (i) there are no transformers, capacitors or other equipment located on the other Venture Property which contain polychlorinated biphenyls except as have been operated, maintained and stored in material compliance with all Environmental Laws;
(j)    Except as set forth in this Section 3.10, no representations or warranties are being made with respect to matters arising under or relating to Environmental Laws.
Section 3.11    . Taxes. Seller has paid (or has caused to be paid), all Taxes owed by Seller or an Affiliate of Seller with respect to the Purchased Interest, the non-payment of which would result in a Lien on any right, property or asset in the Purchased Interest.
Section 3.12    . Tax Status. Seller filed a valid election to exclude the Venture from taxation under Subchapter K of Chapter 1 of Subtitle A of the Code. No Seller or Affiliate of Seller has taken any action inconsistent with Seller’s election to exclude the Venture from taxation under Subchapter K of Chapter 1 of Subtitle A of the Code.
Section 3.13    . Purchased Interest.
(a)    Schedule 2.01(a)(i) contains a true and complete list of all Owned Real Property.
(b)    Schedule 2.01(a)(ii) contains a true and complete list of all Leased Real Property and material leases of Venture Property, if any.
(c)    Schedule 2.01(a)(iii) contains a true and complete list of all licenses or leases with a royalty obligation that constitute Venture Property.
(d)    There are no unpatented mining claims, exploration permits or material contracts that are Venture Property.
Section 3.14    . Title and Ownership of Property.
(a)    Seller has good and marketable title free and clear of all Liens (subject to Permitted Liens) in and to the Purchased Interest. As of the Closing, Seller shall have transferred to Buyer good and marketable title (subject to the Operating Agreement) free and clear of all Liens (subject to Permitted Liens), in and to the Purchased Interest, including an undivided 13% interest in: (b) Owned Real Property, (c) Leased Real Property, if any, (d) any licenses or leases with a royalty interest that are Venture Property and (e) any personal tangible property in the Venture Property.
(f)    Subject to Permitted Liens, with respect to:

(i)    all Owned Real Property, Seller owns 85% of the undivided title to all Owned Real Property, including the surface and mineral estate in certain cases, and the Venture has the exclusive possession thereof;
(ii)    the Leased Real Property and the other assets in the Purchased Interest that are subject to leases or other agreements with entities not parties to this Agreement, (g) such leases and rights are valid and binding and in full force and effect, and (h) no default exists or has been asserted under any of the terms thereof, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default, in each case with respect to Seller and, to Seller’s knowledge, any counterparty.
(i)    No challenge to Seller’s title, possession, or interest in the Purchased Interest has been asserted against Seller or such property in any action, suit or proceeding before or by any Governmental Authority or other Person during the ten-year period immediately preceding the date hereof except as would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business as now conducted or planned to be conducted.
Section 3.15    . Additional Real Property Representations.
(a)    Seller has delivered (or made available) to Buyer complete and accurate copies of each lease pursuant to which Seller or the Business leases the Leased Real Property, other material leases of Venture Property that is not real property, and any other documents or instruments that are material in amount or effect on the Business or the Purchased Interest. None of the Owned Real Property is subject to any lease, license or sublicense other than as disclosed by Schedule 1.01 and Schedule 2.01(a)(ii).
(b)    The ownership, occupancy, use and operation of the Owned Real Property, and to the knowledge of Seller the Leased Real Property, has complied and complies in all material respects with all Laws and authorizations from Governmental Authorities, and does not violate in any material respect any instrument of record or material agreement affecting such property.
(c)    Each building, structure, improvement or other facility included in the Purchased Interest currently utilized by the Business: (d) has no material alterations or repairs required thereto under Law or insurance company requirements; and (e) is suitable in all material respects for its current use, operation and occupancy.
(f)    There are no pending, or to the knowledge of Seller threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property or Leased Real Property.

(g)    None of the Owned Real Property or Leased Real Property constituting Venture Property have suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects or fully covered by insurance (except for commercially reasonable deductibles), except for damage that would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business as now conducted or planned to be conducted.
(h)    To the knowledge of Seller: (a) Seller is in compliance in all material respects with all applicable land use or other similar statutes, laws, ordinances, regulations, permits or other requirements with respect to the Business and the other Venture Property and Seller has not received any notice alleging any such violation; and (b) Seller has not received any notice of any pending or contemplated proceedings or public improvements which could or might result in the levy of any special tax or assessment against the Business, the Purchased Interest or other Venture Property.
Section 3.16    . Financial Statements. The audited financial statements for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 (collectively, the “Historical Financial Statements”) are contractual basis financial statements that have been prepared in material compliance with Section 9.2 of the Operating Agreement, and are not intended to be a presentation in conformity with GAAP.  Operating expenses in the financial statements, as defined in the Operating Agreement, include any operating cost or expense determined on an accrual basis in accordance with GAAP other than depreciation, depletion, amortization, or other charges resulting from capitalized or deferred costs or expenses and recognition of overhead costs and certain financial statement disclosures.
Section 3.17    . Absence of Undisclosed Liabilities. There are no Venture Obligations that are not specifically reflected, reserved against or otherwise disclosed in the Historical Financial Statements, other than Venture Obligations that were incurred since the date of the Historical Financial Statements in the Ordinary Course of Business and that would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Interest or the Business. There are no off-balance-sheet transactions, arrangements, obligations, or relationships attributable to the Business that would, individually or in the aggregate, reasonably be expected to be material to the Purchased Interest or the Business.
Section 3.18    . Reserve Estimate. The estimates of copper ore reserves for the Morenci mine at year-end 2014 set forth at pages 30-32 of Freeport-McMoRan’s Annual Report on Form 10-K for the year ended December 31, 2014 have been prepared in accordance with mining and engineering practice acceptable in the United States of America.

Section 3.19    . Labor and Benefit Matters. The Business has the labor and employee resources (“Business Personnel”) at its disposal adequate for the operation of the Business.  All such Business Personnel are employed or engaged by Seller or an Affiliate of Seller other than the Venture, and the Venture does not employ any of the Business Personnel. To the knowledge of Seller, relations between Seller, the Business and the Business Personnel are satisfactory.  No strike, shutdown, work stoppage or other labor actions exist or, to the knowledge of Seller, are threatened with respect to the Business Personnel.  The Venture does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to nor had any obligation to maintain, sponsor or contribute to, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, or employment, retirement, severance, termination, bonus or other benefits or remuneration of any kind (other than Venture Obligations and payroll and benefits expenses and related liabilities which, pursuant to intercompany allocations, are accrued and reflected as Venture expenses and related liabilities in the manner reflected on the Historical Financial Statements). No Controlled Group Liability has been incurred by the Venture or its ERISA Affiliates that has not been satisfied in full, and no condition exists that is reasonably expected to present a risk to the Venture or its ERISA Affiliates of incurring any such Controlled Group Liability. No purpose of the transactions contemplated by this Agreement is to avoid any liability under Title IV of ERISA. There exist no material obligations or liabilities with respect to any Business Personnel that have not been allocated pursuant to the Operating Agreement.
Section 3.20    . Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.21    . Solvency. Seller (a) is not insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they become absolute and mature); (b) does not have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) has not incurred debts, or is not expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become absolute and mature.
Section 3.22    . Insurance. Schedule 3.22 lists all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability, and workers’ compensation coverage). All of such policies or renewals thereof are in full force and effect and to the knowledge of Seller, will continue in full force and effect with respect to the properties, assets, employees and operations of the Business immediately following the Closing.
Section 3.23    . Compliance.
(a)    Since January 1, 2011, the Business and Seller and its Affiliates have (b) complied in all respects, and are in compliance in all respects, with all Economic Sanctions and (c) complied in all material respects and are in compliance in all material respects, with all Anti-Money Laundering Laws and Anti-Corruption Laws.
(d)    None of Seller, the Business, or to the knowledge of Seller, any of the officers, directors, employees, representatives, agents or Affiliates of Seller or the Business, is a Sanctions Target.
Section 3.24    . Operating Agreement. In its capacity as Operator, Seller is in compliance with the Operating Agreement in all material respects.
Section 3.25    . No Additional Representation or Warranties. Except as provided in this Article 3, neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates. Without affecting any obligations under the Operating Agreement or Law, neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty relating to the acts or omissions by Sumitomo Arizona.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER GUARANTOR AND NEW PARTICIPANT
Each of Buyer (with respect to itself), and with respect to Sections 4.01, 4.02, 4.03 and 4.04, each of New Participant and Buyer Guarantor (each, with respect to itself), represents and warrants to Seller that:
Section 4.01    . Corporate Existence and Power. Each of Buyer and Buyer Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Buyer and Buyer Guarantor has all corporate powers required to carry on its business as now conducted. Buyer has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, materially impair or delay its ability to perform its obligations hereunder. Buyer Guarantor has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, materially impair or delay its ability to perform its obligations hereunder or under the Amended and Restated Principals’ Agreement. At Closing, the New Participant will be a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and with all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as then conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, materially impair or delay its ability to perform its obligations under the Amended and Restated Operating Agreement.
Section 4.02    . Corporate Authorization. The execution, delivery and performance by each of Buyer and Buyer Guarantor of this Agreement and by Buyer Guarantor of the Amended and Restated Principals’ Agreement and the consummation of the transactions by each of Buyer and Buyer Guarantor contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Buyer Guarantor, enforceable against each entity in accordance with its terms. At Closing, the execution, delivery and performance by the New Participant of the Amended and Restated Operating Agreement and the consummation of the transactions by the New Participant contemplated thereby are within the New Participant’s powers and will have been duly authorized by all necessary corporate action. The Amended and Restated Operating Agreement, when executed, will constitute a valid and binding agreement of the New Participant, enforceable against it in accordance with its terms. The Amended and Restated Principals’ Agreement, when executed, will constitute a valid and binding agreement of Buyer Guarantor, enforceable against it in accordance with its terms.
Section 4.03    . Governmental Authorization. The execution, delivery and performance by each of Buyer and Buyer Guarantor of this Agreement, by Buyer Guarantor of the Amended and Restated Principals’ Agreement and by the New Participant of the Amended and Restated Operating Agreement and the consummation of the transactions contemplated hereby and under such agreements require no action by or in respect of, or filing with, any Governmental Authority other than (d) compliance with any applicable requirements of the HSR Act or any similar foreign Law (each such applicable jurisdiction is referred to in Schedule 4.03(a)), (e) any approval set forth on Schedule 4.03(b), (f) any such action or filing as to which the failure to make or obtain would not reasonably be expected to impair in any material respect Buyer’s, Buyer Guarantor’s, or the New Participant’s ability to perform its obligations under this Agreement, the Amended and Restated Principals’ Agreement or the Amended and Restated Operating Agreement.
Section 4.04    . Noncontravention. The execution, delivery and performance by each of Buyer and Buyer Guarantor of this Agreement and, at Closing, the execution, delivery and performance by the New Participant of the Amended and Restated Operating Agreement and by Buyer Guarantor of the Amended and Restated Principals’ Agreement, and the consummation of the transactions contemplated hereby and under such agreements do not and will not (a) violate the certificate of incorporation or bylaws (or similar organizational documents) of Buyer, Buyer Guarantor or the New Participant, (b) assuming compliance with the matters referred to in Section 4.03, violate any Law or authorization, approval, consent or waiver from a Governmental Authority or (c) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer, Buyer Guarantor or the New Participant is entitled under any provision of any agreement or other instrument binding upon each of Buyer, Buyer Guarantor or the New Participant (whether after the filing of notice or the lapse of time or both) with such exceptions, in the case of each of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s, Buyer Guarantor’s or the New Participant’s ability to perform its obligations under this Agreement, the Amended and Restated Principals’ Agreement or the Amended and Restated Operating Agreement.
Section 4.05    . Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority that (c) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (d) individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
Section 4.06    . Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.07    . Financing. Buyer will have sufficient cash, available lines of credit or other sources of immediately available financing to enable it to make payment at the Closing of the Purchase Price and any other amounts to be paid by it hereunder. Buyer acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the transactions contemplated hereby, are not contingent upon the availability of funds or its ability to obtain any financing.

Section 4.08    . No Additional Representations or Warranties. Except as provided in this Article 4, neither Buyer nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Seller or any of its Affiliates. Except as provided in Article 3 hereof, Buyer acknowledges that neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates. Except as provided in Article 3 hereof, Buyer acknowledges that Seller makes no representation or warranty hereunder with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as set forth in Article 3.
ARTICLE 5
COVENANTS OF BUYER AND SELLER
Buyer and Seller agree that:
Section 5.01    . Reasonable Best Efforts; Further Assurance. (c) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
(d)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. Each of Buyer and Seller shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable competition law and shall take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.
(e)    If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable competition law, or if any action, suit, investigation or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violating the HSR Act or any other applicable competition law, Buyer and Seller shall use their reasonable best efforts to promptly resolve such objections. Notwithstanding anything to the contrary contained herein, Buyer shall not be required to (i) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably limit its freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets or otherwise restrict its assets, operations, business or conduct of business or (ii) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any competition Law.
(f)    Subject to Law and the attorney-client privilege, neither Buyer nor Seller shall agree (or permit any of their respective Affiliates to agree) to participate in any pre-scheduled meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the consummation of the transactions contemplated by this Agreement unless it consults with the other party in advance (to the extent reasonably practicable to do so) and, to the extent permitted by such Governmental Authority, gives the other party and its outside counsel the opportunity to attend and participate at such meeting other than any meeting (or the portion thereof) to the extent not relating to the transactions contemplated hereby.
Section 5.02    . Certain Filings; Other Actions.
(g)    Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained for the Transfer of the Purchased Interest, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
(h)    Seller and Buyer agree to execute and deliver such other documents, certificates, agreements, instruments and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, to vest in Buyer good title to the Purchased Interest, to effectuate the Transfers of the Purchased Interest, to reflect that the Venture Property owned by the Participants’ Respective Shares and to assure and evidence the assumption by Buyer of the Assumed Obligations. Nothing in this clause (b) shall require Seller, prior to Closing, to execute instruments of transfer, assignment, assumptions, filings or documents to Transfer the Venture Property beyond those set forth in Section 2.03(l).
(i)    Seller and Buyer agree to take commercially reasonable efforts for the Closing to occur as soon as possible after June 15, 2016.
(j)    From time to time after the Closing Date, each of Buyer and Seller shall, and shall cause their Affiliates to, promptly execute, acknowledge and deliver any other deeds, assignments, endorsements, assurances or documents or instruments of transfer reasonably requested by Buyer or Seller and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent that Buyer or Seller discover following Closing that any right, property or asset in the Purchased Interest that was (i) to be Transferred pursuant to this Agreement was not Transferred at Closing, Seller shall or shall cause its Affiliates promptly to Transfer to Buyer a 13% undivided interest in such right, property or asset and (ii) not to be Transferred pursuant to this Agreement was Transferred at Closing, Buyer shall or shall cause its Affiliates promptly to Transfer to Seller the 13% undivided interest in such right, property or asset.
(k)    In furtherance of the foregoing, promptly following the Closing, Seller shall cause the Operator to record or register title to any right, property or asset Transferred hereunder to Buyer at the Closing for which recordation or registration of such ownership is a legal requirement or standard business practice in Arizona or the United States and is permitted by Law. To the extent permitted by Law, recordation or registration of title to the Purchased Interest shall be made in the names of the Participants (as defined in the Operating Agreement) in a manner which reflects the Participants’ Respective Shares in such property and the amendment referenced in Section 2.03(j) shall be executed and delivered and recorded in the Office of the County Recorder, Greenlee County, Arizona.
(l)    The fees and expenses relating to the opinions referred to in Schedule 1.01(z) shall be borne 50% by Buyer and 50% by Seller.
(m)    Seller shall reasonably cooperate with Buyer in Buyer’s efforts to obtain financing and shall consider in good faith any request from Buyer relating thereto, it being understood that Buyer’s obligations under this Agreement, including its obligation to consummate the transactions contemplated hereby, are not contingent upon the availability of funds or its ability to obtain any financing.
(n)    If Closing occurs with a right, property or asset in the Purchased Interest not being Transferred because (a) the Transfer is prohibited by any Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers have not been obtained prior to the Closing (including pursuant to Section 5.09) and (b) the Transfer is not required at Closing under the explicit terms of this Agreement or has been waived, following the Closing Buyer and Seller shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, Buyer and Seller shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such right, property or asset and to Seller or its Affiliates the benefits that they would have obtained had the right, property or asset been conveyed to Buyer at the Closing in accordance with this Agreement. Once authorization, approval, consent or waiver for the Transfer of any such right, property or asset not Transferred at the Closing is obtained, Seller shall Transfer such right, property or asset as soon as practicable thereafter to Buyer at no additional cost. To the extent that any such right, property or asset cannot be Transferred or the full benefits of use of any such right, property or asset cannot be provided to Buyer following the Closing pursuant to this Section 5.02(h), then Buyer and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to Buyer and Seller the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with its use of any right, property or asset (net of any Taxes and any other costs imposed upon Seller or any of its Affiliates) in connection with the arrangements under this Section 5.02(h).
Section 5.03    . Public Announcements. The written consent (which shall not be unreasonably withheld, conditioned or delayed) of Buyer and Seller shall be required before any party or any of its respective Affiliates issues any press release or makes any public statement with respect to the transactions contemplated hereby; provided, however, that any such public disclosure required by Law or any listing agreement with a national securities exchange may be made without prior consent of Buyer and Seller; provided, further, that, to the extent practicable, the disclosing party shall consult with Buyer and Seller prior to making such public disclosure.
Section 5.04    . Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, property, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller.

Section 5.05    . Notices of Certain Events. Except as prohibited by Law or a confidentiality obligation binding on Buyer or Seller, as the case may be, each of Seller and Buyer shall promptly notify the other party of:
(e)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(f)    any notice or other communication from any Governmental Authority relating to the ability of a party to close the transactions contemplated by this Agreement;
(g)    the commencement of any action, suit, claim, investigation or proceeding that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.05, in the case of Seller, or Section 4.05, in the case of Buyer; and
(h)    the occurrence of any event that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.06    . Confidentiality. All information provided or made available by either Seller or Buyer, or their respective Affiliates or representatives, to the other parties or its Affiliates or representatives, in connection with the transactions contemplated hereby, shall be subject to the provisions on confidentiality set forth in the Operating Agreement.
Section 5.07    . Access and Information.
(k)    From the date hereof until Closing, except as prohibited by Law, Seller shall (l) afford Buyer and its representatives (including representatives of entities providing or arranging financing for Buyer) reasonable access, during regular business hours and upon reasonable advance notice, to relevant employees, the Business Intellectual Property, and the assets, books and records of the Business, (m) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests, (n) cooperate with Buyer’s due diligence activities, including Buyer’s efforts to verify information about the Purchased Interest and the Business, and (o) instruct relevant employees, and its counsel and financial advisors to cooperate with Buyer in its investigation of the Business, including instructing its accountants to give Buyer access to their work papers; provided, however, that in no event shall Buyer have access to any information that would not be provided to a Participant under the Operating Agreement if such access (A) based on the advice of Seller’s counsel, would result in the loss of any legal privilege or (B) in the reasonable judgment of Seller, would violate any obligation of Seller or its Affiliates with respect to confidentiality (so long as, with respect to confidentiality, Seller has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality). Any access prior to the Closing with respect to environmental issues is the subject of Section 5.07(b). No investigation pursuant to this Section 5.07 shall alter any representation or warranty given hereunder by Seller or Seller Guarantors. All requests for information made pursuant to this Section 5.07 shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller.
(p)    Subject to the proviso in the first sentence of Section 5.07(a), except as prohibited by Law, Seller shall at any time following the date hereof until Closing (i) promptly provide to Buyer such information with respect to the Owned Real Property and Leased Real Property relating to the environment and compliance with Environmental Laws as reasonably requested by Buyer, including any audits, assessments, studies, reports, memoranda, documents and written communications relating to the environment, and (ii) promptly make reasonably available to Buyer and its representatives those employees listed on Schedule 5.07(b) (or the successors of such employees) or, at Buyer’s cost, outside advisors of Seller or its Affiliates who have knowledge of such environmental matters. Promptly after the date hereof, Seller shall provide or otherwise make available to Buyer copies of the items on Schedule 3.10(a) as located on Seller’s sharepoint site. Without limiting the first sentence of this Section 5.07(b), from the date hereof until the Closing, Seller shall deliver to Buyer any changes to the list in Schedule 3.10(a) which would reasonably be expected to have a material impact on the Business or Venture. Seller shall grant Buyer and its representatives reasonable access to the Owned Real Property and, subject to any landlord consents or approvals, the Leased Real Property for the purpose of conducting Phase I environmental site assessments. In association with all such assessments, Buyer shall conduct only one such site visit. Such site visit shall take place on a reasonable number of consecutive days reasonably necessary upon proper planning by Buyer and its representatives and shall not include any intrusive sampling or testing of indoor or outdoor environmental media or building materials.
Section 5.08    . Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing in advance, Seller shall conduct the Business in the Ordinary Course of Business (including that it shall not Transfer, lease, license, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or expire, or otherwise dispose of any right, property or asset in the Purchased Interest or Business Intellectual Property or any other material Intellectual Property Right used in or necessary to the conduct of the Business, except in the Ordinary Course of Business) and use its commercially reasonable efforts to preserve intact the Business and its relationship with Governmental Authorities and its customers, suppliers, creditors and employees.

Section 5.09    . Insurance. Seller shall use its commercially reasonable efforts to obtain an endorsement or to otherwise include coverage for Buyer’s interest to the extent of the Purchased Interest, under each insurance policy listed in Schedule 3.22 with effect from Closing.
Section 5.10    . Title Commitment. Seller shall cause Security Title Agency to deliver to Buyer a commitment for Seller’s fee simple interest in the Owned Real Property for standard owner’s title insurance policy, together with a copy of all documents referenced therein. If the title commitment discloses any exceptions to title not reasonably acceptable to Buyer (other than Permitted Liens), within thirty (30) days of receipt of such commitment, Buyer shall provide a written notice to Seller of any such Liens. Seller shall use reasonable best efforts to remove or correct the exceptions; provided such removal or correction shall not be a condition precedent to Buyer’s obligation to consummate the Closing other than to the extent the failure to remove or correct would result in Seller being unable to convey title as required by Section 2.01(a). Seller shall not be required to deliver to any title company any indemnity or affidavit in connection with Buyer’s purchase of title insurance (other than an affidavit solely as to standard factual matters such as parties in possession and ongoing construction). The cost of the title insurance policy shall be borne by Buyer.
Section 5.11    . Taxation. Buyer shall take no position inconsistent with the election to exclude the Venture from taxation under Subchapter K of Chapter 1 of Subtitle A of the Code without Seller’s prior written consent.
ARTICLE 6
CONDITIONS TO CLOSING
Section 6.01    . Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:
(o)    Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and the consents, notices, reports and other filings required to be made or obtained in connection with the transaction at or prior to the Closing under other competition Laws referred to in Schedule 3.03(a) and Schedule 4.03(a) shall have been made or obtained.
(p)    Any applicable approvals set forth on Schedule 4.03(b) shall have been obtained.
(q)    No provision of any Law shall restrain, enjoin or otherwise prohibit the consummation of the Closing or the consummation of the transactions contemplated in this Agreement.

Section 6.02    . Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(d)    Seller shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it on or prior to the Closing Date.
(e)    The representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (other than the Seller Fundamental Representations and the representation and warranty set forth in Section 3.06(b)) shall be true in all respects at and as of the Closing Date, as if made at and as of such date (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all respects at and as of such specific date or time), without giving effect to materiality, Material Adverse Effect or similar qualifications contained therein, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller Fundamental Representations (other than Section 3.14(a) and (b)(i)) shall be true in all respects at and as of the Closing Date, as if made at and as of such date. The representations and warranties in Section 3.14(a) and (b)(i) shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (without giving effect to materiality, Material Adverse Effect or similar qualifications contained therein). The representation and warranty set forth in Section 3.06(b) shall be true in all respects at and as of the Closing Date, as if made at and as of such date.
(f)    At the time of Closing, FCX shall continue to (g) own and control, directly or indirectly, securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions of each of Seller and FMC and (h) direct the business and policies of each of Seller and FMC.
(i)    Buyer shall have received a certificate signed by an authorized officer of Seller to the effect of the foregoing clauses (a), (b) and (c).
Section 6.03    . Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
(e)    Buyer shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date.
(f)    The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all material respects at and as of such specific date or time), without giving effect to materiality or similar qualifications contained therein.
(g)    Seller shall have received a certificate signed by an authorized officer of Buyer to the effect of the foregoing clauses (a) and (b).
ARTICLE 7
SURVIVAL; INDEMNIFICATION
Section 7.01    . Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for the periods set forth in this Section 7.01. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of the eighteen calendar month anniversary of the Closing Date; provided that (i) the Buyer Fundamental Representations and the Seller Fundamental Representations (other than Sections 3.14(a) and 3.14(b)(i)) shall survive indefinitely and (ii) the representations and warranties contained in Section 3.10 shall survive for four years after the Closing Date and in Section 3.19 shall survive for three years after the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with Section 7.03 or Section 7.04 as applicable to the party against whom such indemnity may be sought prior to such time.
Section 7.02    . Indemnification. (h) Effective at and after the Closing, Seller shall indemnify Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and collectively with the Seller Indemnified Parties, the “Indemnified Parties” and each an Indemnified Party) from and against and agrees to hold each of them harmless from any and all damage, loss, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines and expenses of investigation and monitoring, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the parties hereto and reasonable out of pocket disbursements) (“Damages”) imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise, arising out of any breach of any representation or warranty (each such misrepresentation or breach of warranty, a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; provided that with respect to indemnification by Seller for Warranty Breaches pursuant to this Section (other than Warranty Breaches in respect of the Seller Fundamental Representations), (iii)Error! Bookmark not defined. Seller shall not be liable with respect to any individual claim unless the Damages with respect to the underlying Warranty Breach (or series of related Warranty Breaches) exceeds $100,000, (iv)Error! Bookmark not defined. Seller shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $7,500,000 (the “Deductible Amount”) and then only to the extent of such excess, and (v)Error! Bookmark not defined. Seller’s maximum liability for all such Warranty Breaches shall not exceed $150,000,000; provided, further, that Seller’s maximum liability under or relating to this Agreement and the transactions contemplated hereby (including in respect of the Seller Fundamental Representations) shall not exceed the Purchase Price (except in the case of fraud, willful misconduct or intentional misrepresentation). For purposes of this Section 7.02(a), any qualifications relating to materiality, Material Adverse Effect or similar qualifications contained in any representation or warranty (other than with respect to the representations and warranties set forth in Sections 3.06(b), 3.10(a), 3.13, 3.17 or 3.22) shall be disregarded for purposes of determining whether such representation or warranty was breached.
(a)    Effective at and after the Closing, Buyer shall indemnify Seller, its Affiliates their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise, arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section (other than Warranty Breaches in respect of the Buyer Fundamental Representations), (i)Error! Bookmark not defined. Buyer shall not be liable with respect to any individual claim unless the Damages with respect to the underlying Warranty Breach (or series of related Warranty

Breaches) exceeds $100,000, (ii)Error! Bookmark not defined. Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds the Deductible Amount and then only to the extent of such excess, and (iii)Error! Bookmark not defined. Buyer’s maximum liability for all such Warranty Breaches shall not exceed $150,000,000; provided, further, that Buyer’s maximum liability under or relating to this Agreement and the transactions contemplated hereby (including in respect of the Buyer Fundamental Representations) shall not exceed the Purchase Price (except in the case of fraud, willful misconduct or intentional misrepresentation). For purposes of this Section 7.02(b), any qualifications relating to materiality, Material Adverse Effect or similar qualifications contained in any representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached.
Section 7.03    . Third Party Claim Procedures. (a) The Indemnified Party agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section (a “Claim Notice”). The Claim Notice shall set forth in reasonable detail such Third Party Claim, the basis for indemnification and the amount claimed (taking into account the information then available to the Indemnified Party and which amount shall not be conclusive of the final amount of the Third Party Claim). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party or the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.
(b)    The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall acknowledge, based on the facts and circumstances then available and known and the matters alleged, that it has an indemnity obligation with respect to such Third Party Claim.
(c)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its own choice at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.

The Indemnified Party’s participation in any such defense shall be at its expense except to the extent that (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interest, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 7.03(e).
(d)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.03, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction, equitable relief or decree that would restrict or adversely affect the future activity or conduct of the Indemnified Party, any of its Affiliates or the Business, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party, any of its Affiliates or the Venture, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party, any of its Affiliates or the Venture, or (iv)  any monetary liability of the Indemnified Party or Venture that will not be promptly paid or reimbursed by the Indemnifying Party.
(e)    If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that, subject to the other provisions of this Article 7, the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.
(f)    Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Damages to the extent provided in Section 7.02.
(g)    The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
Section 7.04    . Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount claimed (taking into account the information then available to the Indemnified Party and which amount shall not be conclusive of the final amount of the claim). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party or the defenses or other rights available to the Indemnifying Party with respect to such claim. The parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.06; provided that if the Indemnifying Party does not respond within 30 days to the notice of such claim, the Indemnifying Party shall be deemed to have accepted the claim.
Section 7.05    . Environmental Procedures. Absent the prior consent of Seller, which consent shall not unreasonably be withheld, Buyer, its Affiliates and their respective representatives shall not disclose, report or communicate to or with any Governmental Authority any matters regarding the Business or Venture Property that relate to Environmental Law, unless required by Law or permitted by the Operating Agreement (as amended from time to time). Communications with the Arizona Department of Environmental Quality by Buyer shall be permitted for the purpose of obtaining information relating to environmental matters governed by the Arizona Department of Environmental Quality and concerning the Business. If any disclosure is required, Buyer shall as reasonably practicable and if permitted by Law, inform Seller of such obligation and allow, if practicable, Seller to make such disclosure.
Section 7.06    . Calculation of Damages. (a) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under Section 7.02. The amount of any Damages payable under Section 7.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor.
(b)    The Indemnifying Party shall not be liable under Section 7.02 for any punitive Damages (except for punitive Damages awarded against an Indemnified Party in a Third Party Claim).

(c)    The Indemnified Parties shall act in good faith and a commercially reasonable manner to mitigate any Damages they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by Law. If an Indemnified Party recovers an amount from a third party (including an insurer) in respect of Damages that are the subject of indemnification hereunder after all or a portion of such Damages has been paid by an Indemnifying Party pursuant to Section 7.02, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Damages, plus the amount received from the third party (including an insurer) in respect thereof, less (ii) the full amount of the Damages finally determined in accordance with Section 7.09, within ten Business Days after the amount is received.
(d)    With respect to Buyer and its Affiliates, Damages shall be limited to the Damages imposed on, sustained, incurred or suffered by Buyer and its Affiliates attributable to the Purchased Interest. In no circumstances shall Damages include any Damages suffered by Sumitomo Arizona or any Damages indirectly suffered by Buyer or its Affiliates as a result of Buyer’s indirect interest in the Business and the Venture Property through its interest in Sumitomo Arizona.
Section 7.07    . Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation, future business prospects or existing business.
Section 7.08    . Exclusivity. Except as specifically set forth in this Agreement and except in the case of fraud, intentional misrepresentation or willful misconduct, effective as of the Closing Buyer waives any rights and claims Buyer may have against Seller, whether in law or in equity, relating to the ownership or operation of the Purchased Interest prior to Closing, the transfer of the Purchased Interest or the transactions contemplated hereby. The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Except as specifically set forth in this Agreement and except in the case of fraud, intentional misrepresentation or willful misconduct, after the Closing, Section 7.02 and Section 9.13 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.
Section 7.09    . Payments. The Indemnifying Party shall pay all amounts payable pursuant to Section 7.02, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for Damages that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Damages, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Damages for which it is liable hereunder no later than three Business Days following any final determination of such Damages and the Indemnifying Party’s liability therefor. A “final determination” shall exist only when (i) the parties to the dispute have reached an agreement in writing (or a claim has been accepted pursuant to Section 7.04 because the Indemnifying Party has not responded within 30 days to the notice of such claim), (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
ARTICLE 8
TERMINATION
Section 8.01    . Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(b)    by mutual written agreement of Seller and Buyer;
(c)    by either Seller or Buyer if the Closing shall not have been consummated on or before February 14, 2017 (the “End Date”); provided that, at the time of such termination, the party seeking to terminate shall not be in material breach of its obligations under this Agreement, including its obligation to consummate the Closing on the terms and subject to the conditions set forth herein;
(d)    by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions;

(e)    by Seller if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.01 or 6.03 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by Buyer by the earlier of (A) within twenty days after the giving of written notice of such breach or failure and (B) the End Date; provided that at the time of such termination, Seller shall not be in material breach of its obligations under this Agreement; or
(f)    by Buyer if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.01 or 6.02 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by Seller by the earlier of (A) within twenty days after the giving of written notice of such breach or failure and (B) the End Date; provided that at the time of such termination, Buyer shall not be in material breach of its obligations under this Agreement.
If Buyer or Seller desires to terminate this Agreement pursuant to Sections 8.01(b), 8.01(c), 8.01(d) or 8.01(e), Buyer or Seller shall give notice of such termination to the other parties and such termination shall be effective upon delivery of such notices.
Section 8.02    . Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party; provided that nothing in this Section 8.02 shall relieve any party from liability for fraud, willful misconduct or intentional misrepresentation or intentional breach of covenant or agreement made or to be performed pursuant to this Agreement, in each case that arose prior to such termination. The provisions of Sections 5.03 and 5.06, this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01.
ARTICLE 9
MISCELLANEOUS
Section 9.01    . Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such electronic mail is requested and received) and shall be given, if to Buyer, to:
Sumitomo Metal Mining America Inc.
701 Fifth Avenue, Suite 2150
Seattle, WA 98104
Attention: Fumikazu Oshita
Facsimile: (206) 405-2814
E-mail: Fumikazu_Oshita@smmam.com
if to Buyer Guarantor, to:
Sumitomo Metal Mining Co., Ltd.
5-11-3 Shimbashi, Minato-ku
Tokyo 105-8716 Japan
Attention: Hiroshi Asahi
Facsimile: 81-3-3436-7997
E-mail: Hiroshi_Asahi@ni.smm.co.jp
if to Buyer or Buyer Guarantor, with a copy to:
Sullivan & Cromwell LLP
125 Broad St.
New York, NY 10004
Attention: Sergio J. Galvis
Facsimile: (212) 558-3588
E-mail:     galvisS@sullcrom.com
if to Seller, FMC or FCX to:
Freeport-McMoRan Morenci Inc.,
Freeport Minerals Corporation, or
Freeport-McMoRan Inc.
333 North Central Ave.
Phoenix, Arizona 85004
Attention: General Counsel and Deputy General Counsel
Facsimile: (602) 366-7691
E-mail: rick_mcmillan@fmi.com
douglas_currault@fmi.com

with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Marc O. Williams

Facsimile: (212) 701-5800
E-mail: marc.williams@davispolk.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 9.02    . Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 9.03    . Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 9.04    . Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto and except that Buyer may, prior to Closing, assign all of its rights and all its obligations under this Agreement to an Alternate Buyer in accordance with Section 2.05 (but no such assignment shall relieve Buyer or Buyer Guarantor of any of its obligations hereunder, other than, for the avoidance of doubt, the obligation to assume the Assumed Obligations).
Section 9.05    . Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
Section 9.06    . Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court, in either case sitting in the Borough of Manhattan, New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.
(b)    BUYER GUARANTOR HEREBY IRREVOCABLY DESIGNATES SUMITOMO METAL MINING AMERICA INC. (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT THE ADDRESS LISTED IN SECTION 9.01 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 9.01 OF THIS AGREEMENT. BUYER GUARANTOR SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT IT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN THE UNITED STATES. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.
Section 9.07    . WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.08    . Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 9.09    . Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of hereof and thereof, including the Confidentiality Agreement among FCX, Buyer Guarantor and Sumitomo Corporation dated December 12, 2015.
Section 9.10    . Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.
Section 9.11    . Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, (a) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party and (b) such determination shall not affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.12    . Buyer and Seller Disclosure Schedules. Buyer and Seller have set forth information on the Buyer Disclosure Schedule and Seller Disclosure Schedule, respectively, in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is readily apparent on the face of the information disclosed. The parties hereto acknowledge and agree that the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller or Buyer that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
Section 9.13    . Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.14    . Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party (or, in the case of Buyer, by Sumitomo Arizona), shall be deemed to have been performed, satisfied or fulfilled by such party.
Section 9.15    . Seller Guarantee.
(a)    Each Seller Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees to Buyer (i) the full, complete and timely payment, subject to the terms and conditions hereof, by Seller of each and every payment obligation of Seller, without any set off, restriction, condition or deduction for or on account of any counterclaim; and (ii) the due and punctual performance and observance by Seller of all of Seller’s obligations, commitments and undertakings hereunder. If Seller shall default for any reason whatsoever on any such payment or performance obligations, then the Seller Guarantors shall unconditionally perform or cause to be performed and satisfy or cause to be satisfied the performance or payment obligations immediately upon notice from Buyer specifying the default so that the same benefits shall be conferred on Buyer as would have been received if such performance or payment obligations had been duly performed and satisfied by Seller. Buyer shall not be required to initiate legal proceedings against Seller or any other Person prior to or contemporaneously with proceeding against either or both Seller Guarantors. Subject to the terms and conditions hereof, each Seller Guarantor waives (1) any and all legal and equitable defenses available to a guarantor (other than payment in full by Seller) and (2) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance. The guarantee set forth in this Section 9.15 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment and performance obligations of Seller hereunder, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Seller or any change in the status, control or ownership of Seller. The guarantee set forth in this Section 9.15 is a primary guarantee of payment and not just of collection.

(b)    Each Seller Guarantor agrees that any performance or payment obligations expressed to be undertaken by Seller that may not be enforceable against or recoverable from Seller by reason of any legal disability or incapacity on or of Buyer or any fact or circumstance (other than any limitation imposed hereunder) shall nevertheless be enforceable against and recoverable from each Seller Guarantor as though the same had been incurred by the Seller Guarantor and the Seller Guarantor was the sole or principal obligors in respect thereof and shall be performed or paid by the Seller Guarantor on demand.
Section 9.16    . Buyer Guarantee.
(a)    Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantee to Seller (i) the full, complete and timely payment, subject to the terms and conditions hereof, by Buyer of each and every payment obligation of Buyer, without any set off, restriction, condition or deduction for or on account of any counterclaim; and (ii) the due and punctual performance and observance by Buyer of all of Buyer’s obligations, commitments and undertakings hereunder. If Buyer shall default for any reason whatsoever on any such payment or performance obligations, then Buyer Guarantor shall unconditionally perform or cause to be performed and satisfy or cause to be satisfied the performance or payment obligations immediately upon notice from Seller specifying the default so that the same benefits shall be conferred on Seller as would have been received if such performance or payment obligations had been duly performed and satisfied by Buyer. Seller shall not be required to initiate legal proceedings against Buyer or any other Person prior to or contemporaneously with proceeding against Buyer Guarantor. Subject to the terms and conditions hereof, Buyer Guarantor waives (i) any and all legal and equitable defenses available to a guarantor (other than payment in full by Buyer) and (ii) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance. The guarantee set forth in this Section 9.16 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment and performance obligations of Buyer hereunder, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Buyer or any change in the status, control or ownership of Buyer. The guarantee set forth in this Section 9.16 is a primary guarantee of payment and not just of collection.
(b)    Buyer Guarantor agrees that any performance or payment obligations expressed to be undertaken by Buyer that may not be enforceable against or recoverable from Buyer by reason of any legal disability or incapacity on or of Seller or any fact or circumstance (other than any limitation imposed hereunder) shall nevertheless be enforceable against and recoverable from Buyer Guarantor as though the same had been incurred by Buyer Guarantor and Buyer

Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by Buyer Guarantor on demand.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUMITOMO METAL MINING AMERICA INC.
By:	/s/ Isao Okada
	Name:	Isao Okada
	Title:	Director

SUMITOMO METAL MINING CO., LTD.
By:	/s/ Norifumi Ushirone
	Name:	Norifumi Ushirone
	Title:	Managing Executive Officer / General Manager of Mineral Resources Division

FREEPORT-MCMORAN MORENCI INC.
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President

[Signature Page to Purchase Agreement]

FREEPORT MINERALS CORPORATION
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President
FREEPORT-MCMORAN INC.
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Purchase Agreement]